Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

April 28, 2011

CFO Commentary on First Quarter 2011 Financial Results, Fall 2011 Wholesale Backlog

and Updated 2011 Outlook

Financial Information

Please reference accompanying financial information in the corresponding 2011 first quarter earnings press release dated April 28, 2011 at http://investor.columbia.com/results.cfm

Summary

We achieved record first quarter net sales of $333.1 million, an increase of 11 percent, compared to first quarter 2010, with changes in foreign currency exchange rates contributing two percentage points of that growth. First quarter 2011 net income increased $3.6 million, or 38 percent, to $12.8 million, or $0.37 per diluted share, compared to net income of $9.2 million, or $0.27 per diluted share, for the first quarter of 2010.

Global Fall 2011 wholesale backlog at March 31, 2011 totaled a record $860.8 million, representing a record increase of $135.5 million, or 19 percent, compared to wholesale backlog of $725.3 million at March 31, 2010. This backlog growth included increases in all four major brands and product categories, as well as favorable shifts in product mix and distribution channels.

The board of directors authorized an increase in the quarterly dividend of $0.02 per share, or 10 percent, to $0.22 per share, payable on June 2, 2011 to shareholders of record on May 19, 2011.

We increased our FY2011 outlook for net sales growth of 14 to 16 percent and an approximate 50 to 70 basis point increase in FY2011 operating margin compared to FY2010. The Full Year 2011 Outlook section below explains the factors contributing to this revised outlook.

First Quarter Financial Results

(All comparisons below are between first quarter 2011 and first quarter 2010, unless otherwise noted.)

Net Sales

•	Net sales increased 11 percent to $333.1 million, driven primarily by increased direct-to-consumer sales in the U.S. Changes in currency exchange rates contributed 2 percentage points of growth.

•	The Columbia brand grew 8 percent, accounting for more than 60 percent of the net sales increase.

•	Sorel and Mountain Hardwear net sales grew 158 percent and 24 percent, respectively, each contributing nearly 20 percent of the net sales increase.

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Three of four regions generated double-digit net sales growth. The EMEA region was negatively affected because a greater proportion of Spring 2011 advance orders were shipped to international distributors in the fourth quarter of 2010, as discussed on January 27, 2011 in conjunction with fourth quarter 2010 results.

Columbia Brand

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Columbia brand net sales increased $20.4 million, or 8 percent, to $288.1 million, with a significant portion of the growth coming from the company’s direct-to-consumer channel. Changes in currency exchange rates contributed 2 percentage points of that growth.

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The Columbia brand generated net sales growth in every product category and in three out of four regions, with the EMEA region negatively affected by earlier shipments of distributors’ Spring 2011 advance orders in the fourth quarter of 2010.

Sorel Brand

•	Sorel brand net sales increased $6.3 million, or 158 percent, to $10.3 million, including a 2 percentage point negative effect from changes in currency exchange rates.

•	The increase primarily reflected increased U.S. direct-to-consumer sales and wholesale customer reorders of Fall 2010 products.

Mountain Hardwear Brand

•	Mountain Hardwear brand net sales increased $6.1 million, or 24 percent, to $31.7 million, including a 2 percentage point benefit from changes in currency exchange rates.

•	Growth came from all product categories and was concentrated in the U.S.

Regions

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U.S. net sales increased $19.3 million, or 11 percent, to $192.5 million, driven primarily by growth in direct-to-consumer sales of the Columbia, Sorel and Mountain Hardwear brands. U.S. direct-to-consumer net sales increased more than 40 percent, driven by both brick and mortar and ecommerce, and 2 more U.S.-based retail stores compared with the same period last year (48 vs. 46 stores). U.S. wholesale net sales contributed a 3 percent increase.

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Net sales in the Latin America & Asia Pacific (LAAP) region increased $11.2 million, or 20 percent, to $67.3 million, including a 7 percentage point benefit from changes in currency exchange rates. Net sales in Korea increased 46 percent, including a 5 percentage point benefit from changes in currency exchange rates, and were driven primarily by strong sell-through of Columbia brand products in its retail network. Japan net sales increased 9 percent, aided by an 11 percentage point benefit from changes in currency exchange rates, and were negatively affected late in the quarter by the events of March 11. Net sales to LAAP distributors grew 8 percent, primarily reflecting increased advance orders for Spring 2011, largely offset by earlier shipments of those advance orders in fourth quarter 2010.

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Net sales in Canada increased 19 percent to $28.9 million, including an 8 percentage point benefit from changes in currency exchange rates. The increase primarily reflected increased sales of Columbia and Mountain Hardwear brands.

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Net sales in the Europe, Middle-East & Africa (EMEA) region declined $2.5 million, or 5 percent, to $44.4 million, including a 1 percentage point negative affect from changes in currency exchange rates. The decline was primarily the result of earlier shipments of Spring 2011 advance orders in the fourth quarter of 2010, which resulted in a 23 percent decline in EMEA distributor sales in the first quarter of 2011. Net sales in EMEA direct markets were comparable to first quarter 2010, including a 2 percentage point negative effect from changes in currency exchange rates.

Product Categories

•	Outerwear net sales increased $11.2 million, or 13 percent, on increased sales of the Columbia brand in the LAAP region, U.S. and Canada, and increased sales of the Mountain Hardwear brand in the U.S.

•	Footwear net sales increased $8.3 million, or 18 percent, on increased Sorel-branded net sales primarily in the U.S., and increased Columbia-branded net sales in LAAP, U.S. and Canada.

•	Sportswear net sales increased $7.8 million, or 5 percent, on growth in the Columbia brand in the U.S. and Canada, and the Mountain Hardwear brand in the LAAP region.

•	Accessories & Equipment net sales increased $5.4 million, or 27 percent, primarily on increased net sales of the Columbia and Mountain Hardwear brands in the U.S. and the LAAP region.

Gross Margin

First quarter 2011 gross margins improved 250 basis points to 44.9 percent, as compared to last year’s first quarter, resulting from:

•	lower volumes of close-out product sales at higher gross margins;

•	increased direct to consumer sales at higher gross margins, due primarily to a higher proportion of ecommerce sales and more targeted promotions within our brick and mortar retail stores,

•	lower airfreight costs;

•	a shift in our region and channel sales mix; and

•	favorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

SG&A expense increased 16 percent to $134.1 million, representing 40.3 percent of net sales, compared to 38.5 percent in last year’s first quarter. The $18.6 million increase was primarily the result of:

•	expansion of direct-to-consumer operations globally,

•	Information Technology initiatives, including our ERP implementation,

•	additions to staff to support business initiatives and growth, and

•	unfavorable effect of currency translations.

Operating Income

Operating income was $17.9 million, or 5.4 percent of net sales, compared to operating income of $12.5 million, or 4.2 percent of net sales in 2010.

Income Tax Expense and Net Income

Income tax expense equated to a 30 percent tax rate, compared to 29 percent in first quarter 2010.

Net income increased 38 percent to $12.8 million, or $0.37 per diluted share, compared with net income of $9.2 million, or $0.27 per diluted share, in first quarter 2010.

Dividends

During the first quarter, the company paid a quarterly dividend of $0.20 per share on March 3, 2011 to shareholders of record on February 17, 2011.

At its regular board meeting on April 22, 2011, the board of directors authorized an increase in the quarterly dividend of $0.02 per share, or 10 percent, to $0.22 per share, payable on June 2, 2011 to shareholders of record on May 19, 2011.

Balance Sheet

The balance sheet remains very strong with cash and short-term investments totaling $335.3 million compared to $415.8 million at the same time last year.

Consolidated accounts receivable at March 31, 2011 increased 10 percent, to $218.9 million, compared to $198.2 million one year ago, which is in line with the 11 percent increase in first quarter net sales.

Consolidated inventories at March 31, 2011 totaled $303.1 million, an increase of $80.4 million, or 36 percent, from one year ago. The increase is primarily the result of the following factors, which we discussed in last quarter’s commentary:

•	a larger volume of excess Fall 2010 inventory designated for sale primarily through our own retail outlet stores in the second half of 2011,

•	higher Spring 2011 inventory compared to Spring 2010, reflecting the increased Spring 2011 wholesale backlog, and

•	incremental inventory to support anticipated increased direct-to-consumer sales.

Year-to-date 2011 Cash Flow

Net cash provided by operations in the first quarter of 2011 was $36.4 million, compared to $19.9 million in the first quarter of 2010. The variance reflected the combined effect of reductions in accounts receivable and inventory during the first quarter of 2011, partially offset by decreases in working capital liabilities, compared with the same period last year.

Capital expenditures totaled $10.5 million compared to $9.1 million in first quarter 2010.

The company paid quarterly cash dividends of $6.8 million during the first quarter of 2011 and made no repurchases of common stock. Through March 31, 2011, the company has repurchased a total of approximately 9.2 million shares at an aggregate purchase price of $421.2 million since the inception of its stock repurchase program in 2004 and approximately $78.8 million remains under the current repurchase authorization. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Wholesale Backlog

Fall wholesale backlog at March 31, 2011 was a record $860.8 million, an increase of $135.5 million, or 19 percent, compared with Fall wholesale backlog of $725.3 million at March 31, 2010. Fall wholesale backlog includes growth across all four major brands, product categories and regions.

Fall wholesale backlog for the Columbia brand increased low double-digits on a percentage basis and Sorel increased more than 80 percent. Mountain Hardwear and Montrail also contributed growth.

Fall wholesale backlog in the EMEA region increased more than 50 percent, while the U.S. increased low double-digits.

Fall footwear wholesale backlog increased more than 50 percent, while global Fall wholesale backlog for apparel, accessories and equipment grew low double-digits.

Consolidated wholesale backlog, which includes both global fall and spring orders, was a record $990.3 million, a 14 percent increase compared with consolidated wholesale backlog of $872.1 million at March 31, 2010. Changes in currency exchange rates contributed 3 percentage points to the consolidated wholesale backlog increase.

Full Year 2011 Outlook

Our current full year 2011 outlook anticipates achieving operating margin leverage in fiscal 2011 compared with fiscal 2010 through a combination of:

•	14-16 percent increase in net sales,

•	approximately 100 basis point expansion of gross margins, and

•	increased licensing income, partially offset by

•	approximately 50 basis point expansion in selling, general & administrative (SG&A) expenses as a percentage of net sales.

Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year. This seasonality is expected to result in operating margin deleverage during the first half of 2011, more than offset by operating margin leverage in the second half of 2011.

Our expectation for a 14-16 percent increase in FY2011 net sales is based primarily on:

•	the 11 percent increase first quarter 2011 sales,

•	the 19 percent increase in global Fall 2011 wholesale backlog, and

•	anticipated increased direct-to-consumer sales.

We expect our ability to achieve a 100 basis point expansion of gross margins in FY2011 to be determined primarily by the net effect of the following factors over the course of the entire year:

•	lower anticipated costs to expedite production and delivery of Fall 2011 advance orders to wholesale customers relative to those incurred in 2010,

•	a higher proportion of higher-margin direct-to-consumer sales, and

•	favorable foreign currency hedge rates, partially offset by

•	the impact of higher manufacturing input costs.

We expect an approximate 50 basis point increase in SG&A as a percentage of net sales in FY2011 to be driven by projected net sales growth and the net anticipated effect of the following factors over the course of the year:

•	increased expenses associated with various information technology initiatives across the organization, including the costs of our multi-year ERP implementation;

•	timing and magnitude of actual 2010 investments and anticipated 2011 investments in additional personnel to support business initiatives and growth;

•	unfavorable effect of foreign currency fluctuation, partially offset by

•	SG&A leverage from our direct-to-consumer operations; and

•	reduced expenses as a percentage of net sales due to the internalization of our North American and European sales organizations during 2009 and 2010.

The second quarter is the company’s lowest volume quarter of the year, which amplifies the effect on income of changes in the timing of shipments and the incremental fixed cost structure of the company’s operations. Consequently, the company expects to incur a higher operating loss in the second quarter of 2011 compared to the second quarter of 2010.

We expect a mid- to high-teen percentage increase in second quarter 2011 net sales compared with second quarter 2010, primarily reflecting the increase in Spring 2011 backlog and anticipated favorable timing shifts of shipments of Fall 2011 advance orders due to more timely production, and increased direct-to-consumer sales.

We expect a second quarter 2011 operating loss of approximately $22 million to $24 million, compared with second quarter 2010 operating loss of $14.7 million, with a 200 basis point contraction of gross margins and up to 100 basis points of SG&A expense expansion partially offset by increased licensing income. The expected contraction in second quarter gross margin is largely due to an expected higher relative proportion of lower gross margin distributor shipments, product mix shift, and a higher proportion of closeout product sales at lower gross margins, compared to the second quarter of 2010. Anticipated second quarter SG&A expansion is affected by the same factors described above as contributing to the anticipated increase in full year SG&A.

We are currently planning the second quarter income tax rate at 26 percent and the full year income tax rate at approximately 27 percent.

We are currently projecting approximately $52 to $57 million in capital expenditures for 2011, including approximately $25 million for information technology and supply chain initiatives, $15-20 million for maintenance capital, and $12 million for our direct-to-consumer business.

All projections related to anticipated future results are forward-looking in nature and are based on existing and anticipated backlog and forecasts, which may change, perhaps significantly.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, product innovations, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; uncertainties relating to the Japanese economy, consumer demand and supply disruptions following the impacts caused by natural disasters; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.